ADOMANI® Reports Third Quarter 2020 Results

CORONA, CA / ACCESSWIRE / November 12, 2020 / ADOMANI, Inc. (OTCQB: ADOM), a provider of new zero-emission, purpose-built vehicles and drivetrain solutions, today announced its results for the third quarter ended September 30, 2020.

Quarterly and Recent Developments

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Sold an all-electric, zero-emission logistics van to the City of Palmdale, California in July. The EV van will be used to deliver food and supplies to, and collect donations to benefit, residents in the South Antelope Valley Emergency Services (SAVES) program that is dedicated to alleviating hunger among very low and extremely low-income families and individuals in the SAVES service area.

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Hired CEO Phillip Oldridge in September. Mr. Oldridge is a senior executive with over 30 years of proven experience leading teams and delivering results in the electric transportation industries. Mr. Oldridge has been responsible for the introduction of a number of new EV products to the marketplace, and we believe his experience and product knowledge will propel ADOMANI forward.

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Received a purchase order in October from the Pittsburg, California Unified School District Child Nutrition Services Department for one all-electric Class 5 box truck. It’s expected that the truck will be delivered in early 2021, and will be in service for the District to deliver food to its schools.

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In September, we received final Public Benefit Grant Program (the Grant) approval of eligibility for our Pro-Motive, E-Riva Neighborhood Electric vehicle (NEV) sales within the San Joaquin Valley Air Pollution Control District (SJVAPCD). SJVAPCD is made up of 8 counties in California’s Central Valley whose mission is to improve the health and quality of life for all valley residents through its air quality management strategies. Applications for the New Alternative Vehicle Purchase component of the Grant are currently being accepted on a first-come, first-serve basis. The Grant provides a maximum funding of up to $20,000 per vehicle, with a limit of $100,000 per eligible public agency per year.

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In August, we received final approval as a dealer for our products in the New York Truck Voucher Incentive Program (NYTVIP), which funds up to $100,000 per vehicle. We also were approved in October for the New York City Clean Trucks Program (NYCCTP), which requires first being approved for NYTVIP. NYCCTP provides $100,000 for a Class 4 all-electric truck, and greater amounts for Classes 5-8 trucks.

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Continued to respond and adapt to many legal and regulatory changes resulting from the ongoing COVID-19 pandemic, such as shelter-in-place orders, travel, social distancing and quarantine policies, boycotts, curtailment of trade, and other business restrictions affecting our ability to assemble and sell our products, and provide our services.

•	Backlog at September 30, 2020 was $2.9 million; it increased to $3.1 million in October as a result of the order mentioned above.
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Following the partial relaxation of applicable state and local COVID-19 restrictions, resumed showcasing our all-electric commercial trucks and vans in ride-and-drive events, on a limited basis, including also introducing them to a number of private fleet operators in the delivery and trucking industry.

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We continue to be excited about a number of new international opportunities that we learned about in 2019 in Ukraine, Mexico, South America and a number of other countries, and have been investigating them diligently. However, progress on all these opportunities has been significantly slowed down by the COVID-19 virus impacts in these countries as well. While we remain confident that a number of them may develop into projects, we continue to work through the laborious process as of the date of this release.

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Our e-trike activity in the Philippines has also been severely impacted by COVID-19 restrictions affecting our supply chain, our manufacturing activity, and our ability to travel to the island on which our initial 10 e-trikes were placed in service. Significant damage to the island’s economy has occurred as a result of travel restrictions slowing tourism to a halt.

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On October 28, 2020, we received $500,000 in loan funding from Envirotech Drive Systems Incorporated / SRI Professional Services, Incorporated. The loan is evidenced by a balloon payment promissory note in an original principal amount of $500,000. No interest will accrue on the unpaid principal amount of the loan. In connection with the funding of the loan, we paid the lender an origination fee in the amount of $49,999.

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On October 30, 2020, James L. Reynolds resigned from his employment with us, including his positions as our President and Chairman of the Board, as a member of our board of directors, and any and all other positions, directorships, and committee memberships that Mr. Reynolds held with us or any of our subsidiaries or other affiliated entities. Mr. Reynold’s resignation did not result from a disagreement with us on any matter relating to our operations, policies, or practices. In connection with Mr. Reynolds’ resignation, we entered into a Separation Agreement and General Release with Mr. Reynolds, which was previously disclosed in a Current Report on Form 8-K.

Phil Oldridge, CEO of ADOMANI, commented, “We wish Jim well in his retirement. As a result of the significant negative impact the COVID-19 virus has had on our business, combined with the lack of funding that continues to plague us, we have very recently had to make significant cost and headcount reductions in order to reduce cash burn until we are able to generate meaningful revenue again. While we support the government’s efforts to slow the spread of the virus while medical researchers try to create a vaccine, we also need to get the economy, and especially our business, going again, so we hope the relaxation of many of the restrictions happens soon, but that is out of our control. We remain convinced, however, that our biggest obstacle to success has been our inability to date to raise additional capital.  Our most significant operating challenge remains the temporary inability for ADOMANI, a licensed California dealer for EV products and HVIP-certified since late October 2019, and our customers to access HVIP funding as a result of what we believe were serious administrative missteps by CARB and HVIP in 2019. The lack of access to HVIP funding has to-date prevented us from being able to deliver product to customers whose orders constitute the bulk of our backlog. We continue to believe that if those issues can be addressed and funds made available to us and our customers, we will benefit in 2021 from additional diversification of both our customer base and our

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product offerings.  However, access to the HVIP funds may not be made available to us and others until ‘early 2021,’ per the HVIP website.

We also believe that access to HVIP funding would result in a significant increase in orders and backlog once the many interested parties we have demonstrated our electric vehicles to know they can benefit from the buy-down funds. Additional incentive funds that we expect to be available in 2021 include, among other potential available incentives, California Energy Commission funding for zero-emission all-electric vehicles; additional grant funding available from states such as Michigan, Indiana, Florida, and New York, through the NYTVIP and NYCCTP programs; programs for electric infrastructure from utilities in California and a number of other states; as well as the release of millions from available Volkswagen settlement funding. We believe that access to such funds would spur demand for electric vehicles and accelerate orders for our new trucks, cargo vans and chassis, with deliveries potentially starting as early as the first half of 2021.

We continue to believe that, if we are able to free up HVIP, NYTVIP, NYCCTP and other funding, resume our sales and marketing efforts that have been severely curtailed by the COVID-19 virus restrictions, effectively execute our revised, more conservative business plan, and capitalize on the opportunities that are presented to us, we will be profitable, hopefully in 2021.”

Third Quarter 2020 Financial Results

Sales, severely impacted by the COVID-19 restrictions and the administrative delays and lack of access to HVIP funds, were approximately $164,000 and $577,000 for the three and nine months ended September 30, 2020, respectively, compared to $5.7 million and $10.6 million for the three and nine months ended September 30, 2019, respectively.

Cost of sales were approximately $116,000 and $279,000 for the three and nine months ended September 30, 2020, respectively, compared to $5.3 million and $9.8 million for the three and nine months ended September 30, 2019, respectively.

General and administrative expenses for the three months ended September 30, 2020 were approximately $972,000, compared to approximately $1.6 million for the corresponding three-month period of 2019, a decrease of approximately $600,000, which

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was primarily related to a decrease in legal expenses of $271,000; a $149,000 decrease in non-cash stock-based compensation expense; an $82,000 decrease in salaries and benefits, and decreases in other general and administrative expenses in the current year period. The third quarter 2020 general and administrative expenses include approximately $65,000 in non-cash charges, including $54,000 in stock-based compensation expense.

General and administrative expenses for the nine months ended September 30, 2020 were approximately $3.5 million, compared to approximately $4.4 million for the corresponding nine-month period of 2019, a decrease of $900,000, which was related to a $430,000 decrease in non-cash stock-based compensation expense; a $332,000 decrease in legal expense; and a $147,000 decrease in investor relation expenses in the current year period. The nine month 2020 general and administrative expenses include approximately $435,000 in non-cash charges, including $300,000 in stock-based compensation expense and $100,000 in bad debt expense.

Consulting expenses were $38,000 and $139,000 for the three and nine months ended September 30, 2020, respectively, as compared to $66,000 and $220,000, respectively, for the corresponding periods in 2019, which decreases were primarily a result of the absence of grant application and tax credit consulting expenses incurred in 2019 that were not incurred in 2020. Consulting expenses include non-cash charges of approximately $27,000 and $68,000 for the three and nine months ended September 30, 2020, respectively.

Research and development expenses were $0 for both the three and nine months ended September 30, 2020, respectively, as compared to $10,000 and $158,000, respectively, for the corresponding periods in 2019, which decreases were primarily attributable to certain supply chain expenditures made for research and development activity in 2019 that was not continued in 2020.

Total net operating expenses were approximately $1.0 million and $3.6 million for the three and nine months ended September 30, 2020, respectively, as compared to approximately $1.6 million and $4.8 million, respectively, for the corresponding periods in 2019. The decreases of $600,000 and $1.2 million, respectively, in the current year

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periods compared to the prior year periods were primarily due to the expense reductions discussed above.

Net loss for the three months ended September 30, 20, was approximately $957,000, as compared to a net loss of approximately $1.2 million for the three months ended September 30, 2019, a decrease of approximately $261,000 for the reasons described above. The total non-cash expenses included in the net loss for the three months ended September 30, 2020 and 2019, were approximately $92,000 and $230,000, respectively.

Net loss for the nine months ended September 30, 2020, was approximately $3.3 million, as compared to a net loss of approximately $4.0 million for the nine months ended September 30, 2019, a decrease of approximately $600,000 for the reasons described above. The total non-cash expenses included in the net loss for the nine months ended September 30, 2020 and 2019, were approximately $503,000 and $806,000, respectively.

As of September 30, 2020, cash, cash equivalents, and short-term investments was approximately $224,000 and debt was $414,000, as compared to approximately $7.8 million of cash, cash equivalents and short-term investments and debt of $5.0 million as of September 30, 2019. Working capital at September 30, 2020 was negative $18,000 as compared to positive $2.7 million at June 30, 2019.

About ADOMANI®

ADOMANI, Inc. is a provider of new zero-emission electric vehicles and is a provider of zero-emission electric drivetrain systems for integration in medium to heavy-duty commercial fleet vehicles, as well as re-power conversion kits for the replacement of drivetrain systems in combustion-powered vehicles. ADOMANI’s zero-emission electric vehicles are focused on reducing the total cost of vehicle ownership and help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price instability and federal environmental regulatory compliance. For more information visit www.ADOMANIelectric.com

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Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in reports filed by ADOMANI with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

ADOMANI, Inc.

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 205
Email: mike.m@ADOMANIelectric.com

SOURCE: ADOMANI, Inc.

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